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                      October 22, 2021

       Robert Klein
       Chief Financial Officer
       Western Uranium & Vanadium Corporation
       330 Bay Street, Suite 1400
       Toronto, Ontario, Canada M5H 2S8

                                                        Re: Western Uranium &
Vanadium Corp.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2020
                                                            Filed April 15,
2021
                                                            File No. 000-55626

       Dear Mr. Klein:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation